SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*








     Velocity Express Corporation (f/k/a United Shipping & Technology, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)




                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    92257T103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          /_/        Rule 13d-1(b)

          /X/        Rule 13d-1(c)

          /_/        Rule 13d-1(d)





* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         92257T103
                  -----------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Investment Corporation
               -----------------------------------------------------------------

                    22-2514825
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                   -------------------------------------------------------------

               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Delaware
                                                          ----------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power              254,074
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                 0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power         254,074
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by
               Each Reporting Person                             254,074
                                                            --------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9        1.5%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)             CO
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.         92257T103
                  -----------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                   -------------------------------------------------------------

               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                                ------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          USA
                                                          ----------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      254,074
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                 254,074
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by
               Each Reporting Person                                   254,074
                                                                     -----------
--------------------------------------------------------------------------------

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) -----------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9         1.5%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)             IN
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.         92257T103
                  -----------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Alter Rock Fund L.P.
               -----------------------------------------------------------------

               06-1558414
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                   -------------------------------------------------------------

               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                               -------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization           Delaware
                                                          ----------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                  448
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                 0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power             448
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by
               Each Reporting Person                                      448
                                                                     -----------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                       -----------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9            0.0%
                                                                   -------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)             PN
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.         92257T103
                  -----------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Raptor Global Portfolio Ltd.
               -----------------------------------------------------------------

               98-0211544
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                   -------------------------------------------------------------

               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only    -------------------------------------------------

--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization         Cayman Islands
                                                          ----------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power              253,626
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                 0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power         253,626
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by
               Each Reporting Person                             253,626
                                                          ----------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                       -----------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          1.5%
                                                                   -------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)             CO
                                                           ---------------------
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Velocity Express Corporation (f/k/a United Shipping & Technology, Inc.)

Item 1(b).     Address of Issuer's Principal Executive Offices:

               9850 51st Avenue N
               Suite 110
               Minneapolis, MN 55442

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               The Altar Rock Fund L.P. ("Altar Rock")
               The Raptor Global Portfolio Ltd. ("Raptor Portfolio")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC and Altar Rock is:

                           1275 King Street
                           Greenwich, CT  06831

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT  06831

               The principal business office of Raptor Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherland Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Mr. Jones is a citizen of the United States.
               Altar Rock is a Delaware limited partnership.
               Raptor Portfolio is a company organized under the laws of the Cayman Islands.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:


                  92257T103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages
                                           -------------------------

         (b)   Percent of Class:  See Item 11 of cover pages
                                  --------------------------

         (c)   Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                                                      See Item 5 of cover pages
                                                      -------------------------

               (ii) shared power to vote or to
                    direct the vote                   See Item 6 of cover pages
                                                      -------------------------

               (iii)sole power to dispose or to direct
                    the disposition of                See Item 7 of cover pages
                                                      -------------------------

               (iv) shared power to dispose or to direct
                    the disposition of                See Item 8 of cover pages
                                                      -------------------------

               The shares of Common Stock reported herein as beneficially owned are owned directly by Altar Rock (90 shares and 358 warrants immediately exercisable into common stock) and Raptor Portfolio (164,432 shares and 89,194 warrants immediately exercisable into common stock). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.  Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                          Dated:            February 1, 2001

                          TUDOR INVESTMENT CORPORATION


                          By:        /s/ Stephen N. Waldman
                               -------------------------------------------------
                               Stephen N. Waldman
                               Vice President and Assistant Secretary



                          /s/ Paul Tudor Jones, II
                          ------------------------------------------------------
                          Paul Tudor Jones, II


                          THE ALTAR ROCK FUND L.P.

                          By:   Tudor Investment Corporation,
                                General Partner


                                By:    /s/ Stephen N. Waldman
                                     -------------------------------------------
                                      Stephen N. Waldman
                                      Vice President and Assistant Secretary


                          THE RAPTOR GLOBAL PORTFOLIO LTD.

                          By:  Tudor Investment Corporation,
                               Investment Advisor


                               By:     /s/ Stephen N. Waldman
                                     -------------------------------------------
                                      Stephen N. Waldman
                                      Vice President and Assistant Secretary